Exhibit 99.1

Nordstrom Appoints Cathy R. Smith as Chief Financial Officer

SEATTLE, May 10, 2023 - Nordstrom, Inc. (NYSE: JWN) today announced the appointment of Cathy R. Smith as chief financial officer, effective May 29, 2023. Smith joins Nordstrom from Bright Health Group where she has served as chief financial and administrative officer since 2020.

In this role, Smith will be responsible for financial planning and analysis, accounting, tax, internal audit, treasury, investor relations and strategic sourcing.

“Cathy is a proven and well-respected leader with more than 30 years of financial leadership experience,” said Erik Nordstrom, chief executive officer of Nordstrom, Inc. “With her impressive record delivering business results at blue chip brands and deep expertise navigating a complex retail environment, we’re confident she will be an excellent addition to our team and will help us achieve our growth priorities.”

“Nordstrom is an iconic brand with a relentless focus on customers,” said Smith. “Keeping the customer at the center of business decisions is key for long-term success. I look forward to working alongside the talented Nordstrom team to drive growth and profitability and to deliver for our customers.”

Prior to Bright Health, Smith worked as the chief financial officer for Target Corporation for five years. During that time, Target achieved double-digit revenue and EPS growth. Before Target, Smith served as CFO for public companies Express Scripts, Walmart International, Gamestop, Centex, Kennametal, Textron and Raytheon.

She currently serves on the boards of directors at PPG Industries and Baxter International. Previously, Smith served as a director for Dick’s Sporting Goods. Smith received an MBA from the University of Southern California and a bachelor’s degree in business economics from the University of California, Santa Barbara.

Nordstrom also announced today that Michael Maher, interim CFO, has informed the company that he will be leaving Nordstrom to pursue other opportunities. He will remain with the company through June 16 to help facilitate a smooth transition.

Maher joined Nordstrom in 2009 and has been instrumental in guiding the company through periods of transformation, including the company’s shift from a store-centric financial model to an omnichannel one, and leading critical finance initiatives throughout and following the pandemic.

Nordstrom added, “I’d like to thank Michael for his exceptional leadership in serving as interim CFO during the transition period and for his many contributions to our finance organization and business throughout his tenure. He has been a trusted partner and we are sad to see him go.”

About Nordstrom

At Nordstrom, Inc. (NYSE: JWN), we exist to help our customers feel good and look their best. Since starting as a shoe store in 1901, how to best serve customers has been at the center of every decision we make. This heritage of service is the foundation we're building on as we provide convenience and true connection for our customers. Our digital-first platform enables us to serve customers when, where and how they want to shop – whether that's in-store at more than 350 Nordstrom, Nordstrom Local and Nordstrom Rack locations or digitally through our Nordstrom and Rack apps and websites. Through it all, we remain committed to leaving the world better than we found it.

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Nordstrom, Inc.
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Nordstrom, Inc.
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